                                                                   EXHIBIT 12.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

            COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES

                                                                         SECOND QUARTER           FIRST SIX MONTHS
                                                                        -----------------         -----------------
(Dollars in millions)                                                   2002        2001          2002        2001
                                                                        ----        -----         ----        -----
Earnings (loss) before income taxes and cumulative effect of
    change in accounting principle                                      $ 60        $(243)        $ 93        $(188)
Add:
    Interest expense                                                      32           39           64           75
    Appropriate portion of rental expense(1)                               7            7           14           14
    Amortization of capitalized interest                                   4            3            7            7
                                                                        ----        -----         ----        -----
Earnings (loss) as adjusted                                             $103        $(194)        $178        $ (92)
                                                                        ====        =====         ====        =====

Fixed charges:
    Interest expense                                                    $ 32        $  39         $ 64        $  75
    Appropriate portion of rental expense (1)                              7            7           14           14
    Capitalized interest                                                   1            2            2            3
                                                                        ----        -----         ----        -----
Total fixed charges                                                     $ 40        $  48         $ 80        $  92
                                                                        ====        =====         ====        =====

Ratio of earnings (loss) to fixed charges                                2.6          (A)          2.2          (A)
                                                                        ====        =====         ====        =====

---------------

(1) For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.

(A) Due to the net loss reported for the second quarter and first six months 2001, the coverage ratio was less than 1x. To achieve a coverage ratio of 1x, additional pre-tax earnings of $241 million and $183 million would have been required for the second quarter and first six months 2001, respectively. Before nonrecurring items, the ratio of earnings to fixed charges was 2.3x for both the second quarter and first six months 2001.


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